Exhibit 10.19

(English translation of agreement written in the Chinese language.)

Company Ownership Transfer—Equity Purchase Contract

Contract #: CH20100701

Transferor (Party A): Guorong Chen

Domicile: 162 Tiyu Xiheng Street Apt#102, Tianhe District, Guangzhou

Citizen’s ID: 310104196510060419

Phone: 13602735847                                Fax: 020-87871025

Transferor (Party B): Yuling Li

Domicile:  Building 7 Lane 4, East Fengyi Road, Apt#301, Conghua

Citizen’s ID: 440122197510153339

Phone: 13902320323                                    Fax: 020-37905133

Transferee (Party C): Shanghai AoHong Chemical Co., Ltd.

Domicile: 333 E. Huhua Road, Huating Town, Jiading District, Shanghai

Legal Person: Aihua Hu

Phone: 021-59974101                                   Fax: 021-59974148

Guarantor (Party D): Guangzhou Jianxin Enterprise Co., Ltd.

Domicile: E. Minyue Xinche Road, Aotou Town, Conghua (third floor of the former Minyue Town Hall building)

Legal Person: Guorong Chen

Phone: 13602735847                                    Fax: 020-878771025

Preface

Party A and Party B intend to transfer all of their owned equity of Party D, and Party C has met the conditions of acquiring all the equity of Party D held by Party A and Party B.  After friendly consultations conducted under  the principles of equality, voluntary and fairness, the Parties have agreed to enter into this Contract concerning the transfer of all the equity of Party D from Party A and Party B to Party C, in accordance with the Contract Law of the People’s Republic of China, Company Law of the People's Republic of China, and other applicable laws and regulations.

Article 1 Current shareholding structure of Party D

1-1
Party D is a limited liability company jointed incorporated by Party A and Party B. The Legal person is Mr. Guorong Chen. The registered capital is RMB 500,000. Refer to the exhibit 1 of this Contract for the shareholders’ names, respective contributions of the registered capital, and contribution percentages.

Article 2  Approach of equity purchase

Party A and Party B are willing to transfer all the equity of Party D respectively owned by Party A and B to Party C. Consequently, Party C owns 100% of Party D after the transfer is closed.

Article 3 Price for the transfer of all the equity owned by Party A and Party B

The collective price for the transfer of all the equity owned by Party A and Party B: RMB11,880,000 (It is pre-tax price). Party A and Party B negotiate for the allocation of the consideration between the parties.

Article 4 Price payment

4-1 Party C shall pay to Party A and Party B RMB 30,000 collectively as deposit for intent before the parties enter the Equity Purchase Contract (“Contract”). Within 3 days after the Contract is signed, Party C  shall pay the earnest money to Party A and B collectively in the total amount of RMB3,470,000, and Party A and Party B shall provide valid receipts (informal invoices) for the payment;

4-2 Within 3 days after Party C has obtained the equity from Party A and Party B and changed the shareholder information with the government registration departments (the “closing”), Party C shall pay to Party A and Party B the rest amount RMB8,380,000 in total. Party A and Party B shall provide valid receipts (informal invoices) for the payment. The deposit for intent and earnest money stipulated in 4-1 are turned into the partial payment of the price for equity purchase;

4-3 The payment shall be made as follows: Deposit for intent RMB30,000 was paid on July 15, 2010; the rest amount shall be wired to the bank account designated by Party A and Party B: 8500-07613508093001. The bank: Bank of China Conghua Subbranch. The name on the account: Conghua Guanglai Plastic Products Co., Ltd.

Article 5 Assets/ capital verification and purchase

5-1 Party A and Party B shall warrant that Party D owns the User’s Right of the industrial land of 49.5 mu located in Baishi Village, Aotou Town of Conghua ( User’s Right Certificate #: Cong State Industrial (2009) 00060), that the land is not subject to any disputes with any third party, that the land does not owe any taxes or fees (if there is any, Party A and B shall pay off the outstanding balance), and that the land is exploitable and transferable.

Party A and Party B shall guarantee to survey the land, design, and construct the buildings at the most favorable terms for Party C. The parties shall enter an construction contract concerning the services. If the terms are found not most favorable, Party C has the right to choose other service providers despite the objection of Party A and Party B.

If the warrants that Party A and B made in Article 5-1 are found untrue, Party C has the right to terminate the purchase immediately, and request Party A and Party B to return the deposit for intent stipulated in this Contract in addition to twice amount of the earnest money.

5-2 Before Party C pays the last installment of the price, Party A and Party B shall engage an auditing firm and other institutions to audit the assets, liabilities, and taxation of Party C and issue the auditing report that has legal force. Once Party C finds that Party A and Party B have made any material breach to this Contract, Party C has the right to terminate the Contract immediately and request Party A and Party B to return the deposit for intent stipulated in this Contract in addition to twice amount of the earnest money.

Article 6 Transfer settlement and registration concerning equity change

6-1 Within 7 days after Party C pays RMB3,500,000 to Party A and Party B, Party A and B shall enter a formal equity transfer contract that will be used for registration concerning equity change with Industrial & Commerce Bureau and taxation authorities. Party A and B guarantee to complete the registration of all the changes within 10 days after the formal contract is signed. Party A and Party B shall pay all the expenses related to the registration.

6-2 Party A and Party B shall complete all the registration of  the changes resulted from equity transfer for Party C under no condition and in the timely manner, including but not limited to registration of the changes in shareholding, taxation, legal person, articles of incorporation, and obtain new business license, corporate seal, corporate finance seal, and corporate contract seal and accompany Party C to register with Public Security Bureau for these new seals and at the same time submit all the old corporate seal, corporate finance seal, and corporate contract seal to Party C to destroy.

Article 7 Payment of taxes and expenses

For all the taxes and expenses occurred during the equity transfer, Party A and Party B only pay the expenses related to auditing, and registration of changes with the Industrial & Commerce Bureau, and Party C shall pay all the other expenses and related taxes.

Article 8 Debts and creditors’ rights of Party D

8-1 Before the terms in Article 6 have been executed, Party A and Party B are responsible for all the debts and have all the creditors’ rights that are derived from Party A, Party B, and their management of Party D. Party A and Party B guarantee to settle all the debts and creditors’ rights of Party D before the terms in Article 6 have been executed. If Party D is found to have outstanding debts and other unfilled commitments that cause loss to Party C, Party A and Party B are personally liable to the loss.

8-2 After the terms in Article 6 have been executed, Party C is responsible for all the debts and has all the creditors’ rights that are derived from the operations of new Party D.

Article 9 Subsequent events after equity transfer

After the equity transfer take effect, Party C and its designated staff will formally take control of Party C. Party A, Party B, and the employed staff shall transfer the pending work to Party C and reasonably execute the obligations of notification, confidential, disclosure, and assistance in all the matters concerning the former Party D under the principles of honesty and integrity.

Article 10 Breach of the contract

10-1 If Party A, B, C cause damage to the interests of other party due to its owed debts, the defaulting party shall pay to the observant party with 5% of the purchase price as penalty. If the paid penalty is not sufficient to cover all the damages occurred to the observant party (including direct and indirect losses), the defaulting party shall continue to compensate the observant party until all the losses have been recovered.

10-2 After the transfer has been settled and Party C has resumed control of Party D, if Party C fails to pay the outstanding amount of price in time, Party C shall pay the interest at 0.5% of the outstanding amount for each day after the due date.

Article 11 Guarantee obligations

With consent of shareholders/shareholders’ meeting, Party D agrees to take joint guarantee  liability  for the obligation execution of Party A and B (including but not limited to returning security deposit and payment of penalty, taxes and expenses, and legal fees, etc.) for a term of two years.

Article 12 Supplements and Revision

For the issues unaddressed in this Contract, both parties shall make the supplements and revisions based on the consensus from full negotiations conducted under the principles of honesty and integrity. The amendments addressing these supplements and revisions have the same legal force of this Contract.

Article 13 Exhibits

The following exhibits are the integral part of this Contract:

1.	Form of shareholder contribution of registered capital
2.	Net Assets Appraisal Report
3.	Balance Sheet
4.	List of assets to deliver
5.	Tax Registration Certificate
6.	Permit Certificate
7.	Business License of the Company
8.	Organization Code Certificate by the People’s Republic of China

Article 14 Supplementary articles
13-1 In the event of any dispute, controversy or claim arising out of or relating to this Contract, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. In the event such dispute is not resolved through consultations, parties can file the suit to the local court where Party C is domiciled.

13-2 This contract has four original copies, and each of the four parties has one original copy. The Contract takes effect with the signatures and stamps of all the four parties.

Party A (Signature):	/s/ Guorong Chen

Party B (Signature):	/s/ Yuling Li

Party C (Signature):	/s/ Aihua Hu (with corporate contract seal)

Party D (Signature):	/s/ Guorong (Chen with corporate seal)

Date: 7-19-2010

Place: Conghua, Guangzhou

It is anticipated that the equity purchase will close by the end of August 2010. With the closing of the  transaction,, AoHong will own the User’s Right of the land describe in the above.